UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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GEOVAX LABS, INC.

(Name of Registrant as Specified In Its Charter)

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GEOVAX LABS, INC.
1256 Briarcliff Road
Emtech Bio Suite 500
Atlanta, Georgia 30306

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
PROXY STATEMENT For The ANNUAL MEETING OF STOCKHOLDERS To Be Held June 13, 2007
ABOUT THE PROXY STATEMENT
PROPOSAL I ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND OFFICERS
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE REPORT
PROPOSAL II AMENDMENT OF THE GEOVAX LABS, INC. 2006 EQUITY INCENTIVE PLAN
INDEPENDENT PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT
To Our Stockholders:
     The Annual Meeting of Stockholders of GeoVax Labs, Inc. will be held on Wednesday, June 13, 2007, at 10:00 A.M. (Eastern Time), at the J. Fonda Conference Center, 1256 Briarcliff Road, Atlanta, Georgia for the following purposes:
(1)	To elect five directors to serve until the 2008 Annual Meeting of Stockholders; and

(2)	To approve an amendment to the GeoVax Labs, Inc. 2006 Stock Option Plan (the “Plan”) in order to increase in the number of shares of common stock reserved for issuance pursuant to the Plan.
     Stockholders of record at the close of business on April 15, 2007 will be entitled to notice of the Annual Meeting and at any continuation or adjournment thereof.
     Please return the enclosed proxy as promptly as possible, whether or not you plan to attend the Annual Meeting. Your promptness in returning the proxy will assist us in ensuring that a quorum is present or represented. Even though you return your proxy, you may nevertheless attend the Annual Meeting and vote your shares in person if you wish. If you want to revoke your proxy at a later time for any reason, you may do so in the manner described in the attached Proxy Statement. This Proxy Statement is being sent to you on or about May 10, 2007.

By Order of the Board of Directors,

/s/ Mark W. Reynolds

Mark W. Reynolds
Corporate Secretary

May 10, 2007
Atlanta, Georgia

GEOVAX LABS, INC.
1256 Briarcliff Road
Atlanta, Georgia 30306
PROXY STATEMENT
For The
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 13, 2007
ABOUT THE PROXY STATEMENT
     This Proxy Statement is furnished in connection with the solicitation of your proxy by the Board of Directors of GeoVax Labs, Inc., an Illinois corporation for use at our Annual Meeting of Stockholders to be held at the J. Fonda Conference Center, 1256 Briarcliff Road, Atlanta, Georgia on Wednesday, June 13, 2007, at 10:00 A.M. local time and at any meeting following adjournment thereof. The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are being sent to you on or about May 10, 2007.
Revocability of Proxy and Voting of Shares
     If you give us a proxy you will have the power to revoke it at any time before it is exercised. The proxy may be revoked before it is exercised by sending a written revocation or a duly executed proxy bearing a later date to us at our principal executive offices located at 1256 Briarcliff Road, Emtech Bio, Suite 500, Atlanta, Georgia 30306. The proxy may also be revoked by attending the meeting and voting in person.
     When the proxy is properly executed, dated and returned, the shares it represents will be voted in accordance with any directions noted on it. If no instructions are indicated, the proxy will be voted FOR the approval of the proposals. We currently know of no other matters to be considered at the Annual Meeting of Stockholders. If, however, any other matters come before the Annual Meeting of Stockholders, or any adjournment or adjournments thereof, the persons named in the proxy will vote the proxy in accordance with their best judgment on any such matter.
Record Date, Voting Rights and Outstanding Shares
     The Board of Directors has fixed April 15, 2007 as the record date (the “Record Date”) for determining holders of our common stock, $0.001 par value per share, who are entitled to vote at the meeting. As of the Record Date, we had 712,834,703 shares of common stock outstanding and entitled to vote. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the meeting. A majority of the shares of common stock issued and outstanding and entitled to vote at the meeting will constitute a quorum at the meeting. If a quorum exists, action on a matter (including the election of directors) is approved if a majority of the votes in attendance at the meeting are cast in favor of the action. Cumulative voting is not permitted. Unless otherwise marked or indicated on the proxy, your shares will be voted “FOR” the election of the five director-nominees named on the proxy and “FOR” approval of the amendment to the GeoVax Labs, Inc. 2006 Stock Option Plan. Proxies cannot be voted for a greater number of persons than the number of director-nominees named.
Solicitation
     We will pay all costs associated with the distribution of this Proxy Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Proxy Statement to the beneficial owners of our common stock.
Approval of proposals
     As noted above, each share of common stock is entitled to one vote. Each of the proposals must receive the vote of a majority of the issued and outstanding shares of common stock in order to pass. On the Record Date, we had a total of 712,834,703 shares issued and outstanding. Therefore, in order to pass, each proposal must receive no less than 356,417,352 votes.
PROPOSAL I
ELECTION OF DIRECTORS
     Pursuant to our Bylaws, the Board of Directors has set the number of directors at five. Our Bylaws provide that the members of the Board of Directors are to be elected at each annual meeting of stockholders and are to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.
Director Nominees
     The Board of Directors has nominated Messrs. Donald Hildebrand, Andrew Kandalepas, Dean Kollintzas, Robert McNally and John Spencer for reelection as directors of GeoVax to serve until the 2008 Annual Meeting of Stockholders, until each of their successors are elected and qualified, or until their earlier death, resignation or removal. Information concerning the nominees is set forth below under “Directors and Executive Officers”.
     We believe that the nominees will be available and able to serve as directors. In the event that any nominee is unable to serve (which is not anticipated), the holder of your proxy will cast votes for such other persons as they may select.
Directors and Executive Officers
     The following table sets forth certain information with respect to our directors and executive officers as of April 15, 2007.

Name	Age	Position
Donald G. Hildebrand	66	Chairman of the Board President and Chief Executive Officer
Andrew J. Kandalepas	55	Senior Vice President Director
Dean G. Kollintzas	34	Director
Robert T. McNally	59	Director
Mark W. Reynolds	46	Chief Financial Officer and Corporate Secretary
John N. Spencer, Jr.	66	Director

     Donald G. Hildebrand. Mr. Hildebrand joined the Board of Directors as Chairman upon consummation of the merger with GeoVax, Inc. in September 2006. Mr. Hildebrand is a founder of GeoVax, Inc., our wholly-owned subsidiary, and has served as a member of its Board of Directors since June 2001. Prior to founding GeoVax, Mr. Hildebrand was employed as North American President and Chief Executive Officer of Rhone Merieux, Inc., a subsidiary of Rhone Merieux, S.A., a world leader in the biopharmaceutical and animal health industries. Under Mr. Hildebrand’s leadership, which began in 1984 and ended in 1997, Rhone Merieux, Inc. had grown its annual sales from $0 to over $200 million per year. In 1997, Mr. Hildebrand became Global Vice President of Merial Limited, a position that he held until 2000. Merial Limited, a joint venture formed by Rhone Merieux, S.A. and Merck AgVet, is the largest animal health company in the world, with annual sales exceeding $1.8 billion. Prior to joining Rhone Merieux, Inc., Mr. Hildebrand founded Biocraft Ltd., which he sold to Solvay & Cie of Brussels, Belgium in 1981. Subsequent to that transaction, Mr. Hildebrand was appointed Director of Global Biological Operations/Research/Development and Manufacturing for Salsbury/Solvay. Mr. Hildebrand received his BS in microbiology from the University of Wisconsin.
     Andrew J. Kandalepas. Mr. Kandalepas was Chairman of the Board, President and Chief Executive Officer of Dauphin Technology from 1995 until the merger with GeoVax, Inc. in September 2006, at which time he assumed the position of Senior Vice President and remained a director of the Company. Under his leadership, beginning in 1995, Dauphin Technology developed and marketed several high tech products including miniature hand held computers and Set Top Boxes. Additionally, during his 11 year tenure at Dauphin, Mr. Kandalepas was successful in raising in excess of $60 million in private and public capital as well as expanding Dauphin’s shareholder base from 400 shareholders in 1995 to approximately 11,000 immediately prior to the merger with GeoVax. Mr. Kandalepas has a varied 30-plus year career as an entrepreneur and executive manager. After 12 successful years with GTE and Motorola, he founded Cadserv Corporation, a privately owned Engineering and Circuit Board Solutions boutique service provider to major electronic OEM’s. Mr. Kandalepas is an active participant in the local Greek community and founder of the St. Athanasios, Greek Orthodox Seminary in Woodstock, Illinois. He earned his Electronics Engineering Degree in 1974, from DeVry Institute of Technology.
     Dean G. Kollintzas. Mr. Kollintzas joined the Board of Directors upon consummation of the merger with GeoVax, Inc. in September 2006. Since 2001 Mr. Kollintzas has been an Intellectual Property Attorney specializing in biotechnology and pharmaceutical licensing, FDA regulation, and corporate/international transactions. He has worked in Israel as a U.S. consultant to the firm of Baratz, Gilat, Bar-Natan with biotechnology companies such a Clal Biotechnology Industries Limited and D-Pharm. As an associate with the firm LaFollette, Godfrey & Kahn in Madison, Wisconsin, Mr. Kollintzas worked with the Wisconsin Alumni Research Foundation “on various FDA and intellectual property engagements. Mr. Kollintzas received a Microbiology degree from the University of Illinois and a J.D. from Franklin Pierce Law Center. He is a member of the Wisconsin and American Bar Associations.
     Robert T. McNally, Ph.D. Dr. McNally joined the Board of Directors in December 2006. Dr. McNally graduated with a Ph.D. in Biomedical Engineering from the University of Pennsylvania and has over 28 years of experience in academic and corporate clinical investigations, management, research, business, quality and regulatory affairs. Since 2000, Dr. McNally has served as CEO of Cell Dynamics LLC, a company which he co-founded. He also is currently serving as Cell Dynamics’ VP of Quality Assurance. Cell Dynamics is a cGMP laboratory which contracts with organ and tissue procurement organizations for the recovery of human tissue and processes these tissues into cellular components necessary for research and development, pharmaceuticals and cell therapy. In 1984, Dr. McNally was co-founder of CryoLife, Inc., a company specializing in the cryopreservation of human tissue for transplant. During his 14 year association with CryoLife, it grew to $50MM in revenue, became a public company the stock of which is traded on the NYSE and is recognized the world over as a leader in transplant technology. Dr. McNally is a Fellow of the American Institute of Medical and Biological Engineers, serves on the board of the Petit Institute for Tissue Engineering at Georgia Tech and is Past Chairman of the Georgia Biomedical Partnership and recipient of its 2004 Biomedical Industry Growth Award.
     John N. (Jack) Spencer, Jr., CPA. Mr. Spencer joined the Board of Directors upon consummation of the merger with GeoVax, Inc. in September 2006. Mr. Spencer is a certified public accountant and was a partner of Ernst & Young where he spent more than 38 years until he retired in 2000. During his career with Ernst & Young, he coordinated that firm’s services to both public and private companies primarily in the manufacturing, distribution and medical and information technology industries. Mr. Spencer has been active in Georgia’s technology community, where he served as president and a director of the Business & Technology Alliance and was co-founder and is the treasurer of the Atlanta Venture Forum. In 2002, Mr. Spencer was awarded the Georgia Biomedical Partnership’s first annual award for being a principal architect of the biomedical community in Georgia. He also served as president of the Georgia Biomedical Partnership in 2003 and 2004. Mr. Spencer serves as a director of a number of companies, including Firstwave Technologies, Inc., a public company, where he is also chair of the audit committee. Mr. Spencer received a BS degree from Syracuse University, and he earned an MBA degree from Babson College. He also attended the Harvard Business School Advance Management Program.
     Mark W. Reynolds, CPA. Mr. Reynolds joined the Company in October 2006 as Chief Financial Officer and Corporate Secretary. Mr. Reynolds is a seasoned financial executive with over 20 years of experience with both private and publicly-held companies. From 2002 to the present, Mr. Reynolds has been a financial consultant to companies in the biotechnology and consumer healthcare fields, serving as a part-time Chief Financial Officer or Controller. From 2003 to the present, before being named Chief Financial Officer of Geovax Labs, Inc., Mr. Reynolds provided financial and accounting services to Geovax, Inc. as an independent contractor. From 2004 to the present, Mr. Reynolds has served as Chief Financial Officer for HealthWatchSystems, Inc. a privately-held company in the consumer healthcare industry, a position which he continues to hold. From 2004 to 2006 he served as Chief Financial Officer for Duska Therapeutics, Inc., a publicly-held biotechnology company. From 1988 to 2002 Mr. Reynolds was first Controller and later Chief Financial Officer and Corporate Secretary for CytRx Corporation, a publicly-held biopharmaceutical company. Mr. Reynolds began his career as an auditor with Arthur Andersen & Co. from 1985 to 1988. He is a licensed CPA and member of the American Society of CPAs, the Georgia Society of CPAs and the Georgia Biomedical Partnership.
Scientific Advisory Board
     Harriet Latham Robinson, Ph.D. Dr. Robinson is a co-founder of GeoVax, Inc. and has served as Chief of its Scientific Advisory Board since formation of the company in 2001. Dr Robinson is recognized as one of the leading AIDS vaccine researchers where she has devoted over 15 years toward developing effective and safe AIDS vaccines designed to prevent clinical AIDS. Over the past several years Dr. Robinson has received over $23 million in Federal grants directly and indirectly supporting our AIDS vaccine development program. Dr. Robinson has been the Asa Griggs Candler Professor of Microbiology and Immunology at Emory University in Atlanta, Georgia since 1999 and has been Chief, Division of Microbiology and Immunology, Yerkes National Primate Center and Professor at the Emory University School of Medicine from 1998 to the present. She was Professor, Dept of Microbiology & Immunology at the University of Massachusetts Medical Center from 1988 to 1997 and Staff, then Senior, then Principal Scientist at the University of Massachusetts Worcester Foundation for Experimental Biology from 1977 to 1987. She was also a National Science Foundation Postdoctoral Fellow at the Stanford School of Medicine in Berkeley, California from 1965 to 1967. Over the past several years she has received numerous honors and awards as guest lecturer and/or member of the National Foundation for Infectious Diseases, World Health Organization [WHO], American Academy of Science, National Institutes of Health [NIH], Rockefeller Foundation, Gates Foundation, American Society for Microbiology and several others. She additionally has over 200 scientific publications. Dr Robinson has a B.A degree from Swarthmore College and M.S. and Ph.D. degrees from the Massachusetts Institute of Technology
Involvement in Certain Legal Proceedings
     There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the past five years.
Family Relationships
     There are no family relationships among any of the directors or executive officers of the Company.
CORPORATE GOVERNANCE
Director Nomination Process
     Our Board of Directors does not have a standing nominating committee or a charter governing the manner in which individuals are nominated to the Board. We do not have specific minimum qualifications that a person must meet in order to serve on our Board of Directors, nor do we have a policy about the consideration of any director candidates recommended by stockholders. In forming our Board of Directors, we have sought out, and in the future will seek out, individuals who would be able to guide our operations based on their education, business experience or other qualifications that we deem valuable. Although we may form a nominating committee in the future, we believe that one is not currently necessary, as all of our directors will participate in the consideration of new director nominees. To date, we have not paid any third parties to assist us in finding suitable candidates to serve as directors. All of our nominees are directors standing for re-election.
     There have been no material changes to the procedures by which stockholders may recommend nominees to our Board of Directors.
Director Independence
     With the exception of Donald Hildebrand, our current President and Chief Executive Officer, and Andrew Kandalepas, our current Senior Vice President and former Chief Executive Officer, all of the members of our Board of Directors are “independent”, as that term is defined by The NASDAQ Stock Market.
Board Meetings and Committees
     Board of Directors. The Board of Directors held two meetings during 2006 and took action by unanimous written consent on three occasions. Each director attended at least 75% of the total meetings of the Board and the committees on which they served during 2006. We strongly encourage, but we do not require, our directors to attend our Annual Stockholders’ Meeting. We did not hold an Annual Stockholders’ Meeting during 2006.
     Our Board of Directors has a standing Audit Committee and a Compensation Committee.
     Audit Committee. The Audit Committee is currently comprised of Mr. Spencer (Chairman) and Dr. McNally. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of our financial reports; the independent public accountants’ qualifications and independence; and the performance of the independent public accountants. The Audit Committee reviews our financial structure, policies and procedures, appoints the independent public accountants, reviews their audit plans and results of the audit engagement with them, approves permitted non-audit services provided by them, reviews their independence, and reviews the adequacy our internal accounting controls. Our Board of Directors has determined that each member of the committee is independent in accordance with applicable rules of The NASDAQ Stock Market, and that Mr. Spencer qualifies as an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee has adopted a charter, a copy of which is available on our website at www.geovax.com. During most of 2006, we did not have a standing Audit Committee, which was formed on December 7, 2006. Although the Audit Committee held no meetings during 2006, the Audit Committee Chairman, Mr. Spencer, provided oversight to the engagement of our independent public accountants for the 2006 audit.
     Compensation Committee. The Compensation Committee is currently comprised of Dr. McNally (Chairman), Mr. Kollintzas, and Mr. Spencer. The Compensation Committee has responsibility over matters related to the fair and competitive compensation of our executives, employees and non-employee directors, as well as matters relating to all other benefit plans. The committee reviews annually the goals and objectives relevant to the compensation of our executive officers, and reviews management’s recommendations for compensation of our non-executive employees. The Committee is also authorized to interpret the GeoVax Labs, Inc. 2006 Stock Option Plan (the “Plan”), to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the term and provisions of the respective option agreements, and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Compensation Committee has adopted a charter, a copy of which is available on our website at www.geovax.com. During most of 2006, we did not have a standing Compensation Committee, which was formed on December 7, 2006. The Compensation Committee held one meeting during 2006.
     Compensation Committee Interlocks and Insider Participation. There are no “interlocks,” as defined by the SEC, with respect to any member of the Compensation Committee.

Stockholder Communications with the Board of Directors
     Any stockholder who wishes to communicate directly with our Board of Directors should do so in writing, addressed to GeoVax Labs, Inc., c/o Audit Committee Chair, 1256 Briarcliff Road, Suite 500, Atlanta, Georgia 30306. If marked “confidential”, these communications will not be screened by management prior to receipt by the Audit Committee Chair.
Code of Ethics
     Our Board of Directors has adopted a written code of ethics, a copy of which is available on our website at www.geovax.com. We require all officers, directors and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities, as well as certain affiliates of those persons, to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership, of common stock and other of our equity securities on Forms 3, 4, and 5, respectively. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, we believe that, during the fiscal year ended December 31, 2006, all filing requirements applicable to our executive officers, directors and owners of more than 10% of our common stock were met, except the following:
Form 3 reports were filed for Mr. Spencer, Mr. Hildebrand, Ms. Edith Murphree (a former director), Dr. Robinson and Emory University on October 10, 2006 rather than on October 9, 2006, a Form 3 was filed for Mr. Gary Teal (a former director) on October 11, 2006 rather than on October 9, 2006 and a Form 3 was filed for Mr. Kollintzas on October 16, 2006 rather than on October 9, 2006.
Mr. Kandalepas was late filing two Form 4 reports to report (a) 20,000,000 shares of our common stock that was issued to him on September 28, 2006 for services rendered in connection with the merger with GeoVax, Inc., and (b) three additional non-market transactions made during September and October 2006. Mr. Kandalepas reported these transactions on a Form 5 report filed on March 16, 2007.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND OFFICERS
     Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of April 15, 2007 by (1) each person who is known by us to beneficially own more than five percent of the common stock; (2) each director and nominee for director; (3) each of the named executive officers listed in the Summary Compensation Table below under the caption “Compensation of Directors and Executive Officers”; and (4) all executive officers and directors as a group. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Number of Shares
	Beneficially
Name and Address of Beneficial Owner (1)	Owned	Percentage

Directors and Named Executive Officers:
Donald G. Hildebrand (3)	76,972,107	10.5%
Andrew J. Kandalepas	21,290,065	3.0%
Robert T. McNally	617,742	*
Dean G. Kollintzas	—	—
Mark W. Reynolds	—	—
Jack N. Spencer	—	—
All executive officers and directors as a group (6 persons)	98,879,914	13.5%

5% Stockholders:
Emory University	233,905,253	32.8%
Administration Building 101
201 Dowman Drive
Atlanta, Georgia 30322
Harriet L. Robinson (4)	69,321,865	9.6%
c/o GeoVax Labs, Inc.
1256 Briarcliff Road, Suite 500
Atlanta, Georgia 30306

*	Less than 1%

(1)	Except as otherwise indicated, the business address of each director and executive officer listed is c/o GeoVax Labs, Inc., 1256 Briarcliff Road, Suite 500, Atlanta, Georgia 30306.

(2)	This table is based upon information supplied by officers and directors, and with respect to principal shareholders, Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership is based on 712,834,703 shares of common stock outstanding as of April 15, 2007. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options currently exercisable, or exercisable within 60 days of April 15, 2007, are deemed outstanding.

(3)	Includes 59,180,847 shares of common stock and options to purchase 17,791,260 shares of common stock exercisable within 60 days of April 15, 2007.

(4)	Includes 60,426,235 shares of common stock and options to purchase 8,895,630 shares of common stock exercisable within 60 days of April 15, 2007. The stock options held by Dr. Robinson are pursuant to her service as Chairman of our Scientific Advisory Board.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
     In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. The tables that follow this Compensation Discussion and Analysis contain specific data about the compensation earned or paid in 2006 to the following individuals, whom we refer to as our named executive officers:
•	Our President and Chief Executive Officer, Donald Hildebrand

•	Our Senior Vice-President, Andrew Kandalepas. Mr. Kandalepas also served as President and Chief Executive Officer until our merger with GeoVax, Inc. in September 2006

•	Our Chief Financial Officer, Mark Reynolds
     The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.
Objectives of Our Compensation Program
     In general, we operate in a marketplace where competition for talented executives is significant. The biopharmaceutical industry is highly competitive and includes companies with far greater resources than ours. We are engaged in the long-term development of drug candidates, without the benefit of significant current revenues, and therefore our operations involve a high degree of risk and uncertainty. Continuity of personnel across multi-disciplinary functions is a critical success factor to our business.
     The objectives of our compensation program for our executive officers and other employees is to provide competitive cash compensation, health, and retirement benefits as well as long-term equity incentives that offer significant reward potential for the risks assumed and for each individual’s contribution to our long-term performance. Individual performance is measured against overall corporate goals, scientific innovation, regulatory compliance, new business development, employee development, and other values designed to build a culture of high performance. These policies and practices are based on the principle that total compensation should serve to attract and retain those executives and employees critical to our overall success and are designed to reward executives for their contributions toward business performance that enhances stockholder value.
Role of the Compensation Committee
     Our Compensation Committee assists our Board in discharging its responsibilities relating to compensation of our executive officers. As such, the Compensation Committee has responsibility over matters relating to the fair and competitive compensation of our executives, employees and non-employee directors, as well as matters relating to all other benefit plans. Each of the three members of our Compensation Committee is independent as that term is defined in the listing standards of The NASDAQ Stock Market. We believe that their independence from management allows the Compensation Committee members to provide unbiased consideration of various elements that could be included in an executive compensation program and apply independent judgment about which elements and designs best achieve our compensation objectives. With regard to executive compensation, the Compensation Committee is charged specifically with annually reviewing and determining the compensation for our Chief Executive Officer. With regard to our other executive officers, the Compensation Committee reviews recommendations from our Chief Executive Officer and provides input on his recommendations as appropriate. The Compensation Committee also approves a pool of stock options to be granted as recommended by the Chief Executive Officer to our employees (including other executive officers) and the Board of Directors approves the grant of such options.
     Our Compensation Committee was formed on December 7, 2006. Prior to that date, all of the duties and responsibilities described above were performed by the Board of Directors.
Elements of Compensation

     To achieve the objectives described above, the three primary compensation elements used for executive officers are base salary, cash bonus, and stock option awards. We believe that these three elements are the most effective combination in motivating and retaining the executive officers at this stage in our development.
     Base Salary. Our philosophy is to maintain executive base salary at a competitive level sufficient to recruit and retain individuals possessing the skills and capabilities necessary to achieve our goals over the long term. Each individual’s base salary is determined after considering a variety of factors that include market value and prospective value to us, including the knowledge, experience, and accomplishments of the individual, the individual’s level of responsibility, and the typical compensation levels for individuals with similar credentials.
     Cash Bonus. The purpose of the cash bonus program for executive officers is to motivate and reward the achievement of corporate goals, along with the achievement of individual performance goals.
     Stock Option Awards. Stock option awards are a fundamental element in our executive compensation program because they emphasize our long-term performance, as measured by creation of stockholder value, and align the interests of our stockholders and our company leaders. In addition, they are crucial to a competitive compensation program for executive officers, and they act as a powerful retention tool. In our current pre-commercial state, we view the Company as still facing a significant level of risk, but with the potential for a high upside, and therefore we believe that stock incentive awards are appropriate for executive officers. These awards are provided through initial grants at or near the date of hire and through subsequent periodic grants. The initial grant is designed for the level of the job that the executive holds and is designed to motivate the officer to make the kind of decisions and implement strategies and programs that will contribute to an increase in our stock price over time. Periodic additional stock option awards may be granted to reflect the executives’ ongoing contributions to the Company, to create an incentive to remain at the Company and to provide a long-term incentive to achieve or exceed our financial goals.
Timing of Annual Awards
     In order to assess the performance of a full calendar year, annual awards are generally determined in December of the each year. We do not currently have any program, plan or practice in place to time stock option grants to our executives or other employees in coordination with the release of material non-public information.
Tax Considerations
     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits tax deductions of public companies on compensation paid to certain executive officers in excess of $1 million. The Compensation Committee considers the impact of Section 162(m) on its compensation decisions, but has no formal policy to structure executive compensation so that it complies with the requirements of Section 162(m). In general, stock options granted under the Company’s 2006 Stock Option Plan are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m) thus excluding from the Section 162(m) compensation limitation any income recognized by executives at the time of exercise of such stock options.
Setting Executive Compensation
     Historically, we have not used a quantitative method or mathematical formulas exclusively in setting any element of executive compensation. We use discretion, guided in large part by the concept of pay for performance, and we consider all elements of an executive’s compensation package when setting each portion of compensation. There is no pre-established policy or target for the allocation between cash and equity incentive compensation.
     When determining compensation for a new executive officer, factors taken into consideration are the individual’s skills, background and experience, the individual’s potential impact on our short-and long-term success, and competitive information from peer companies, industry-specific sources, and possibly from other prospective candidates interviewed during the recruitment process. We will generally make a grant of stock options when an executive officer joins us. Options are granted at no less than 100% of the fair market value on the date of grant. In determining the size of a stock option grant to an executive officer, we consider company performance, competitive data, and the individual’s scope of responsibility and continuing performance. Most importantly, since the stock option grant is meant to be a retention tool, we consider the importance to stockholders of that person’s continued service. Stock option grants to executives will generally vest over a period of three to four years.
     The Compensation Committee will annually review and determine the compensation for our Chief Executive Officer. Each year recommendations for the compensation for other executive officers (other than himself) are prepared by the Chief Executive Officer and are reviewed with the Committee and modified where appropriate.
     Donald Hildebrand. Mr. Hildebrand became our President and Chief Executive Officer immediately upon the consummation of our merger with GeoVax, Inc. on September 28, 2006. Effective on that date, we assumed responsibility for Mr. Hildebrand’s prior employment agreement with GeoVax, Inc., dated December 20, 2002. Mr. Hildebrand is a founder of GeoVax, Inc. Mr. Hildebrand’s base salary for 2006 was $230,000 annually (carried forward from GeoVax, Inc.). At the first meeting held by the Compensation Committee subsequent to its formation in December 2006, the Committee reviewed Mr. Hildebrand’s compensation and considered a variety of factors, including Mr. Hildebrand’s performance and his level of responsibility within our company. The Committee also determined that, since a significant corporate objective for the Company in 2007 is the successful completion of additional capital raising activities, a portion of Mr. Hildebrand’s compensation for 2007 should be based on achievement of this objective. Based upon this review, the Committee awarded Mr. Hildebrand a salary increase, effective January 1, 2007, to $250,000 annually, with an additional $10,000 in annual salary (retroactive to January 1, 2007) contingent upon our receipt of a minimum of $6 million of equity capital during 2007. The Committee also awarded Mr. Hildebrand a cash bonus of $50,000 for 2006, which was paid in January 2007. No additional stock option awards were granted to Mr. Hildebrand for 2006.
     Andrew Kandalepas. Mr. Kandalepas served as our President and Chief Executive Officer during 2006 until our merger with GeoVax, Inc., at which time he assumed the role of Senior Vice President. Prior to the merger, Mr. Kandalepas’ did not have a formal employment contract, and his compensation was determined by the then Board of Directors, none of whom remained on the Board subsequent to the merger, with the exception of Mr. Kandalepas. Mr. Kandalepas’ annual salary prior to the merger was $195,000, which amount was unchanged from the prior year. Mr. Kandalepas received no cash bonus during 2006 (prior to the merger), but the then Board of Directors approved the issuance of 20 million restricted shares of our Common Stock to Mr. Kandalepas immediately prior to the merger, for services rendered in connection with the merger and with the settlement of litigation with certain holders of our preferred stock. Effective with the merger with GeoVax, Inc., all prior compensation arrangements with Mr. Kandalepas were terminated and he received no pay for the period from September 30, 2006 to December 31, 2006, although he continued to provide services to us as our Senior Vice President. In February 2007, the Compensation Committee reviewed, and provided input on, a recommendation from Mr. Hildebrand for a compensation arrangement with Mr. Kandalepas. We executed an employment agreement with Mr. Kandalepas effective February 1, 2007 pursuant to which Mr. Kandalepas receives an annual salary of $210,000. Mr. Kandalepas was also awarded retroactive pay of $40,000 for the fourth quarter of 2006 and $17,500 for the month of January 2007. Additionally, at its meeting on March 14, 2007, upon recommendation from the Compensation Committee, the Board of Directors awarded Mr. Kandalepas a stock option contract for 1,800,000 shares at an exercise price of $0.355 per share.
     Mark Reynolds. Mr. Reynolds was engaged as our Chief Financial Officer effective October 1, 2006, under an arrangement whereby he provides services to the Company on a part-time basis and is paid based on a monthly retainer of $750 plus a fee of $135 per hour, which was increased to $145 per hour effective January 1, 2007. Additionally, at its meeting on March 14, 2007, upon recommendation from the Compensation Committee, the Board of Directors awarded Mr. Reynolds a stock option contract for 1,800,000 shares at an exercise price of $0.355 per share.
Benefits Provided to Executive Officers
     We provide our executive officers with certain benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Compensation Committee will periodically review the levels of benefits provided to our executive officers. In 2006, Mr. Hildebrand received reimbursement of periodic commuting expenses and temporary living expenses for travel between our offices in Atlanta, Georgia and Mr. Hildebrand’s home in Athens, Georgia. Mr. Hildebrand is reimbursed for medical and dental insurance costs per his contractual agreement and is eligible for standard GeoVax 401k benefits. Mr. Kandalepas is eligible for health insurance and 401k benefits at the same level as provided to all other employees. The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of

Company’s matching contributions to the executive officers’ 401(k) accounts. Executive officers did not receive any other perquisites or other personal benefits or property from the Company or any other source.
SUMMARY COMPENSATION TABLE
     The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2006 by our Chief Executive Officer, Chief Financial Officer, and our Senior Vice President (collectively, our “Named Executive Officers”):

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compen-
Name and Principal Position	Year	($)	($)	($)	($)	sation ($)	Total ($)

Donald G. Hildebrand (1)	2006	57,500	50,000	—	—	574	108,074
President & Chief Executive Officer
Andrew J. Kandalepas (2)	2006	173,467	—	2,400,000	—	—	2,573,467
Senior Vice President
Former President & Chief Executive Officer
Mark W. Reynolds (3)	2006	13,192	2,000	—	—	—	15,192
Chief Financial Officer

(1)	Mr. Hildebrand became our President and Chief Executive Officer effective September 28, 2006. All compensation amounts above reflect amounts paid to, or earned by, Mr. Hildebrand from that date through December 31, 2006.

(2)	The amount shown in the “Stock Awards” column for Mr. Kandalepas reflects the value assigned by the Company to 20 million restricted shares issued to Mr. Kandalepas for services rendered prior to the consummation of our merger with GeoVax, Inc. Due to the accounting treatment accorded to the merger, our historical financials have been substituted by those of GeoVax, Inc. prior to the merger date; accordingly, this amount is not reflected in our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	Mr. Reynolds became our Chief Financial Officer effective October 1, 2006. All compensation amounts above reflect amounts paid to, or earned by, Mr. Reynolds from that date through December 31, 2006.
GRANTS OF PLAN-BASED AWARDS
     There were no option awards or other plan-based awards granted during 2006 to any of our Named Executive Officers.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2006

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options (#)	Options (#)	Option Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

Donald G. Hildebrand	8,895,630	—	0.0445	12/20/07
Donald G. Hildebrand	8,895,630	—	0.0445	2/5/09

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
     Pursuant to Mr. Hildebrand’s employment agreement, if we terminate Mr. Hildebrand’s employment without cause, we are required to provide Mr. Hildebrand thirty days notice of such termination and Mr. Hildebrand will be entitled to continue to receive his base salary for a period of nine months from the effective date of termination.
     Pursuant to Mr. Kandalepas’ employment agreement, if we terminate Mr. Kandalepas’ employment without cause, we are required to provide Mr. Kandalepas thirty days notice of such termination and Mr. Kandalepas will be entitled to continue to receive his base salary for a period of one week for each year of service. Mr. Reynolds’ employment agreement contains the same provisions as Mr. Kandalepas with regard to salary continuance upon employment termination without cause.
DIRECTOR COMPENSATION
     The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year.

Fees Earned or
Name	Paid in Cash ($)	Option Awards ($)	Total ($)

Current Directors (1):
Donald Hildebrand (2)	—	—	—
Andrew Kandalepas (2)	—	—	—
Dean Kollintzas (2)	2,004	—	2,004
Robert McNally (2)	2,917	—	2,917
John Spencer (2)	2,754	—	2,754

Former Directors:
Edith Murphree	—	—	—
Gary Teal	—	—	—
Daniel Kiddy	—	—	—
Gary Soiney	—	—	—

(1)	Does not include Mr. Hildebrand and Mr. Kandalepas, who are employees of the Company and receive no compensation for the service as directors.

(2)	The Director Compensation Plan (discussed below) was approved by the Board of Directors on March 14, 2007 and applied retroactively to September 28, 2006. The cash fees earned by the independent directors for services during that period were paid retroactively and are reflected in the Director Compensation table above. The stock option grants to Messrs. Kollintzas, McNally and Spencer, due to each of them upon their respective appointments to the Board of Directors in 2006, were issued and priced as of March 14, 2007 and are not reflected in the Director Compensation table above.
Director Compensation Plan
     In March 2007, the Board of Directors approved a recommendation from the Compensation Committee for director compensation (the “Director Compensation Plan”). The Director Compensation Plan applies only to non-employee directors. Directors who are employees of the Company receive no compensation for their service as directors or as members of committees. Non-employee directors receive an annual retainer of $2,000 (paid quarterly) for service as a member of the Audit Committee and $1,250 for service as a member of the Compensation Committee. The Chairman of the Audit Committee receives an annual retainer of $9,000, and the Chairman of the Compensation Committee receives an annual retainer of $6,000 (also paid quarterly). Non-employee directors also receive fees for each Board or Committee meeting attended as follows: $1,500 per Board meeting, $1,000 per Committee meeting chaired, and $500 per Committee meeting attended as a non-Chair member. Meetings attended telephonically are paid at lower rates ($750, $750 and $400, respectively). Non-employee directors receive an automatic grant of options to purchase 1,320,000 shares of Common Stock on the date that such non-employee director is first elected or appointed. The Director Compensation Plan currently does not provide for an annual stock option grant upon a director’s re-election to the Board, or otherwise, but the compensation plan may be modified in the future. All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors. Prior to March 2007, the Company had no formal plan for compensation of its directors.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted,

COMPENSATION COMMITTEE:
Robert T. McNally., Chairman
Dean G. Kollintzas
John N. Spencer, Jr.
PROPOSAL II
AMENDMENT OF THE GEOVAX LABS, INC. 2006 EQUITY INCENTIVE PLAN
Background
     In connection with our merger with GeoVax, Inc. on September 30, 2006, our stockholders approved the GeoVax Labs, Inc. 2006 Equity Incentive Plan (the “Plan”). The Plan, in the form as approved at that time, included a provision that the maximum number of shares of our common stock subject to the Plan would not be more than 36,000,000. Upon our merger with GeoVax, Inc., we assumed a total of 34,431,032 options previously issued by GeoVax, Inc., that became options of GeoVax Labs, Inc. and are now considered to be issued pursuant to the Plan; this reduced the number of Plan shares available for our future use to 1,568,968. The Board determined this amount to be insufficient to achieve the objectives of the Plan, including compensation for the new directors and employees of the Company.
     On December 7, 2006, our Board of Directors approved an amendment to the Plan to increase the number of shares reserved under the Plan by 15,000,000, thereby raising the total number of shares authorized from 36,000,000 to 51,000,000. Upon approving the amendment to the Plan, the Board also directed that the amendment should be submitted for stockholder approval in order that any options granted as an “incentive stock option” (“ISO”) may qualify as an ISO with the meaning of the Internal Revenue Code. On April 15, 2007, the last sale price of our common stock was $0.31.
Purpose of the 2006 Equity Incentive Plan
     The purpose of the Plan is to promote the long-term success of GeoVax and to increase stockholder value by:
•	attracting and retaining key employees and directors of outstanding ability;

•	encouraging key employees and directors to focus on long-range objectives; and

•	further aligning the interests of key employees and directors with the interests of the stockholders.
     A summary of the Plan is set forth below.
Maximum Aggregate Shares Issuable under the 2006 Plan
     The total shares of our Common Stock subject to the Plan shall not exceed the sum of 51,000,000 shares. The numbers of shares reserved under the Plan are subject to adjustment in the event of a change in our capitalization. To the extent that any shares covered by a prior stock incentive award remain unissued after the award is canceled, exchanged, or expires unexercised, then such shares of common stock may again be available for use under the Plan.

Term of the Plan
     The Plan became effective on September 28, 2006. Unless the Plan is earlier terminated in accordance with its provisions, no stock incentives will be granted under the Plan after the earlier of ten years from the effective date, or the date on which all of the shares reserved for the Plan have been issued or are no longer available for use under the Plan.
Administration of the Plan
     The Plan is administered by a committee (the “Committee”) of two or more members of the Board of Directors. The Committee will have full power to:
•	select eligible participants to receive awards under the Plan;

•	determine the sizes and types of stock incentives to award under the Plan;

•	determine the terms and conditions of such awards;

•	interpret the Plan and any agreement or instrument entered into under the Plan;

•	establish, amend, or waive rules or regulations for the administration of the Plan;

•	amend the terms and conditions of any outstanding stock incentives as allowed under the Plan; and

•	make all other determinations, or take such other actions, as may be necessary or advisable for the administration of the Plan.
     Notwithstanding the foregoing, only a committee comprised solely of two or more directors, each of whom must be both an “outside director” within the meaning of the Code already defined, and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, may grant stock incentives that will (1) meet the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code, or (2) be exempt from Section 16(b) of the Securities Exchange Act of 1934.
Types of Stock Incentives
     The Board of Directors and the Committee may grant the following stock incentives under the Plan (each individually, a “Stock Incentive”):
•	stock options to purchase shares of common stock, including options intended to qualify under Section 422 of the Code (“incentive stock options”) and options not intended to qualify under Section 422 of the Code (“non-qualified stock options”);

•	restricted stock awards; and

•	restricted stock bonus.
     Each of the above Stock Incentives will be evidenced by a stock incentive agreement executed by GeoVax and the eligible recipient, in such form and with such terms and conditions as the Committee may, pursuant to the provisions of the Plan, determine in their discretion from time to time.
Eligible Recipient
     Awards of Stock Incentives under the Plan may be made to employees of GeoVax and its subsidiaries, non-employee directors, and consultants or advisors that provide services (other than the offering, sale or marketing of our securities) to us or to our subsidiaries (collectively, the “Participants”). Only employees are eligible to receive a grant of incentive stock options.
Provisions Applicable to Stock Options
     Exercise Price. With respect to each grant of an incentive stock option to a Participant who is not a stockholder holding more than 10% of our total voting stock (“ten-percent stockholder”), the exercise price will not be less than the fair market value of the shares, which is equal to the closing sale price of our Common Stock on the grant date (“Fair Market Value”). With respect to each grant of an incentive stock option to a recipient who is a ten-percent stockholder, the exercise price will not be less than 110% of the Fair Market Value of the shares.

     Option Term. Stock options may not be exercised after the tenth anniversary of the grant date, except that any incentive stock option granted to a ten-percent stockholder may not be exercised after the fifth anniversary of the grant date.
     Transferability Restrictions. A stock option issued under the Plan may not be transferable or assignable, except by the laws of descent and distribution, and may be exercisable only by the Participant. However, a non-qualified stock option may be transferred by the Participant as a bona fide gift to his or her spouse, lineal descendant or ascendant, siblings, and children by adoption.
     Payment. Payment for shares purchased pursuant to exercise of a stock option may be made in cash or by delivery to us of a number of shares that have been owned and completely paid for by the Participant for at least six months prior to the date of exercise, or a combination thereof. In addition, the stock option may be exercised through a brokerage transaction as permitted under the provisions of Regulation T, applicable to cashless exercises promulgated by the Board of Governors of the Federal Reserve System, unless prohibited by Section 402 of the Sarbanes-Oxley Act of 2002. Except as otherwise provided in the Plan, payment must be made at the time that the stock option, or any part thereof, is exercised, and no shares shall be issued or delivered to the Participant upon exercise of its option until full payment has been made by the Participant. Unless prohibited by the Sarbanes-Oxley Act of 2002, in the sole discretion of the Committee, a stock option may be exercised by delivery to us of a promissory note executed by the Participant, with such other terms and conditions as the Committee may determine. Other methods of payment may also be used if approved by the Committee in its sole and absolute discretion and provided for under the related stock incentive agreement.
     Repricing of Stock Options. The Committee may approve the repricing of all or any portion of outstanding stock options granted under the Plan without the additional approval of the stockholders.
Provisions Applicable to Stock Bonus
     A stock bonus is an award of shares under the Plan for extraordinary service to us or any subsidiary of ours. The Committee will determine the number of shares to be awarded and any conditions, criteria, or performance requirements applicable to the stock bonus.
Provisions Applicable to Stock Awards
     A stock award is an offer by us to sell to an eligible person shares that may or may not be subject to restrictions. The Committee may determine the terms, conditions, restrictions, and other provisions of each stock award. Stock awards issued under the Plan may have restrictions that lapse based upon the service of a Participant, or based upon the attainment of performance goals established pursuant to the business criteria listed in the Plan, or based upon any other criteria that the Committee may determine appropriate. The purchase price of shares sold pursuant to a stock award will be determined by us on the date the stock award is granted but may not be less than the fair market value of our Common Stock on the date of grant, provided however, in the case of a sale to a holder of 10% or more of ’our Common Stock, the purchase price shall not be less than 110% of the fair market value.
Repurchase Rights
     The Committee may permit us or our assignee to repurchase all, or any portion of, a Stock Award under the Plan.
Amendment and Termination
     The Board of Directors or the Committee may suspend, terminate, or amend the Plan from time to time except that certain amendments as specified in the Plan may not be made without the approval of our stockholders. The Board of Directors or the Committee may also modify, amend or cancel any Stock Incentive granted under the Plan, including the repricing of any outstanding Stock Options granted under the Plan; provided, however, that without the consent of the Participant affected, no such modification, amendment or cancellation may diminish the rights of such Participant under the Stock Incentive previously granted under the Plan.

Federal Income Tax Consequences
     The following is a brief description of the material United States federal income tax consequences associated with Stock Incentives under the Plan. It is based on existing United States laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a Participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the Participant may reside, or all possible tax consequences of the receipt or exercise of stock rights under the Plan, which consequences may vary depending upon a participant’s individual tax and financial circumstances.
     Incentive Stock Options. An option holder has no tax consequences upon issuance or, generally, upon exercise of an incentive stock option (“ISO”). However, the excess of the fair market value of the shares transferred upon the exercise of an ISO over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the option holder for the year in which the option is exercised, and thus it may increase the option holder’s federal income tax liability as a result of the exercise of an ISO under the alternative minimum tax rules of the Code. An option holder will recognize income when he sells or exchanges the shares acquired upon exercise of an ISO. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the common stock pursuant to the exercise of the ISO.
     If an option holder disposes of the common stock acquired pursuant to exercise of an ISO before the expiration of the requisite holding periods, the option holder will recognize ordinary income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares on the date of exercise, and (ii) the price at which the shares are sold. However, if the option holder is subject to suit under Section 16(b) of the Securities Exchange Act of 1934 (the short swing profits rule), the option holder will recognize ordinary income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares as of a later date (such later date being the earlier of (1) the expiration of six months from the date of exercise, or (2) the first day on which the disposition of such property would not subject such option holder to suit under Section 16(b) of the Securities Exchange Act of 1934, unless the option holder makes a timely Code §83(b) election, in which event the fair market value of the shares will be determined on the date of exercise), and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the shares is less than the option price, the option holder will recognize a capital loss equal to the excess of the option price over the sale price. Such capital gain or loss will be treated as long-term or short-term capital gain or loss depending upon whether the holding period applicable to the long-term capital assets has been satisfied.
     For these purposes, the use of shares acquired upon exercise of an ISO to pay the option price of another option (whether or not it is an ISO) will be considered a disposition of the shares. If this disposition occurs before the expiration of the requisite holding periods, the option holder will have the same tax consequences as are described above in the preceding paragraph. If the option holder transfers any such shares after holding them for the requisite holding periods, or transfers shares acquired pursuant to exercise of a nonqualified stock option (“NQSO”) or on the open market, he generally will not recognize any income upon the exercise. Whether or not the transferred shares were acquired pursuant to an ISO, and regardless of how long the option holder has held such shares, the basis of the new shares received pursuant to the exercise will be computed in two steps. In the first step, a number of new shares equal to the number of older shares tendered (in payment of the option’s exercise) is considered exchanged under Code §1036 and the rulings thereunder. Accordingly, these new shares receive the same holding period and the same basis the option holder had in the old tendered shares, if any, plus the amount included in income from the deemed sale of the old shares and the amount of cash or other nonstock consideration paid for the new shares, if any. In the second step, the number of new shares received by the option holder in excess of the old tendered shares receives a basis of zero, and the option holder’s holding period with respect to such shares commences upon exercise.
     An option holder may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the common stock subject to ISOs that first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess shares will be treated as though they are a NQSO instead of an ISO. Upon exercise of an option with respect to these shares, the option holder will have the tax consequences described below with respect to the exercise of NQSOs.
     Generally, there will be no tax consequences to GeoVax upon issuance or upon exercise of an ISO. However, to the extent that an option holder recognizes ordinary income upon exercise, as described above, GeoVax generally will have a deduction in the same amount, provided GeoVax satisfies applicable federal income tax reporting requirements or the option holder actually reports such income on his or her federal income tax return.
     Non-Qualified Stock Option. Neither GeoVax nor the option holder has income tax consequences from the issuance of NQSOs. Generally, in the tax year when an option holder exercises NQSOs, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. However, if the option holder is subject to suit under Section 16(b) of the Securities Exchange Act of 1934 (the short swing profits rule), the option holder recognizes ordinary income in the amount by which the fair market value of the shares determined as of a later date exceeds the option price for such shares, with such later date being the earlier of (i) the expiration of six months from the date of exercise, or (ii) the first day on which the disposition of such property would not subject such option holder to suit under Section 16(b) of the Securities Exchange Act of 1934, unless the option holder makes a timely Code §83(b) election, in which event the fair market value of the shares will be determined on the date of exercise. GeoVax generally will be entitled to a deduction in the same amount as the ordinary income recognized by the option holder in GeoVax’s tax year during which the option holder recognizes ordinary income, provided GeoVax satisfies applicable federal income tax reporting requirements or the option holder actually reports such income on his or her federal income tax return.
     If a NQSO issued under the Plan does not have an exercise price that is greater than or equal to the fair market value of the stock subject to the NQSO as of the date of grant of the NQSO, then such NQSO issued under the Plan generally would be considered a “nonqualified deferred compensation plan” subject to taxation under Code §409A. Even if a NQSO issued under the Plan does have an exercise price that is greater than or equal to the fair market value of the stock subject to the NQSO as of the date of grant of the NQSO, if there is some additional deferral feature within the NQSO, then such NQSO might be considered a “nonqualified deferred compensation plan” subject to taxation under Code §409A. If this were to occur, the above-discussed tax consequences would be dramatically changed. GeoVax does not intend to issue any NQSO that might be considered a “nonqualified deferred compensation plan” subject to taxation under Code §409A.
     Depending upon the time that a Participant holds its shares of common stock after exercise, the sale or other taxable disposition of the shares acquired through the exercise of a NQSO generally will result in a short-term or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the NQSO was exercised (or if the option holder was subject to Section 16(b) of the Securities Exchange Act of 1934 and did not make a timely Code §83(b) election, the fair market value on the delayed determination date, if applicable).
     Special rules apply to an option holder who exercises a NQSO by paying the exercise price, in whole or in part, by the transfer of shares of common stock to GeoVax. If an option holder exercises a NQSO by paying the option price with previously acquired common stock, the option holder will generally recognize income (relative to the new shares he is receiving) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NQSO exercised) is considered to have been exchanged in accordance with Code §1036 and the rulings thereunder. Accordingly, no gain or loss is recognized upon the exchange, and the new shares received in the exchange obtain the same holding period and the same basis the option holder had in the old tendered shares. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any nonstock consideration tendered.
     The excess new shares received will obtain a basis equal to the amount of income recognized by the option holder through its exercise, and increased by any nonstock consideration tendered. The holding period for the excess new shares commences upon the exercise of the option.
     Stock Bonus. A recipient of a stock bonus will recognize income upon its receipt, but generally only to the extent that it is not subject to a substantial risk of forfeiture. If the stock bonus is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. If a holder of restricted stock cannot sell the common stock without being subject to suit under Section 16(b) of the Securities Exchange Act of 1934 (the short swing profits rule), the common stock will be treated as subject to a substantial risk of forfeiture. The income recognized will be equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. GeoVax generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock, provided GeoVax satisfies applicable federal income tax reporting requirements or the holder of the restricted stock actually reports such income on his or her federal income tax return.
     Alternatively, a holder of restricted stock may make a timely Code §83(b) election to recognize ordinary income for the taxable year in which he receives an award of restricted stock in an amount equal to the fair market value of all shares of restricted stock awarded to him (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. A timely Code §83(b) election must be made within 30 days after the transfer of the restricted stock to the holder. GeoVax generally will be entitled to a deduction equal to the amount of ordinary income recognized by the holder at the time of his election, provided GeoVax satisfies applicable federal income tax reporting requirements or the employee actually reports such income on his or her federal income tax return.
     Limitation on Tax Deductions for GeoVax. Notwithstanding the preceding provisions, no federal income tax deduction is allowed for compensation paid to a “covered employee” in any taxable year of GeoVax to the extent that such compensation exceeds $1,000,000. The $1,000,000 limitation is reduced (but not below zero) by the amount (if any) that would have been included in the compensation of a covered employee for a taxable year but for being disallowed by reason of being a golden parachute payment under Code §280G. (See “Golden Parachute Payments” below.) For this purpose, “covered employees” are generally the chief executive officer of GeoVax and the four highest compensated officers of GeoVax, and the term “compensation” generally includes amounts includable in gross income as a result of the exercise of stock options or stock appreciation rights, or the receipt of restricted stock. This deduction limitation does not apply to compensation that is commission based compensation, performance based compensation, or compensation that would not be includable in an employee’s gross income.
     Regulations indicate that compensation attributable to a stock option, or a stock appreciation right, generally will satisfy the limitation exception for performance based compensation if the grant or award is made by a compensation committee composed of “outside” directors, the plan under which the option or right is granted states the maximum number of shares with respect to which the options or rights may be granted during a specified period to any employee, and, under the terms of the option or right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. Stock options and stock appreciation rights granted under the Plan may possibly satisfy these requirements, depending upon the specific terms, provisions, restrictions, and limitations of such options or rights.
     Awards under the Plan generally may satisfy the limitation exception for performance based compensation if (1) compensation received under the award is paid solely on account of, and contingent upon, the attainment of one or more pre-established, objective performance goals established by a compensation committee, (2) the material terms of the performance goal under which the compensation is to be paid must be disclosed to, and subsequently approved by, the stockholders before the compensation is paid, and (3) the compensation committee must certify in writing prior to payment of the compensation that the performance goals and other material terms have been satisfied.
     ERISA. The Plan is not, and is not intended to be, an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as it does not provide either welfare benefits or a deferral of income for periods extending to the termination of employment or retirement.
     Golden Parachute Payments. Under Code §280G, no federal income tax deduction is allowed to a corporation for “excess parachute payments” made to “disqualified individuals,” and receipt of such payments subjects the recipient to a 20% excise tax under Code §4999. For this purpose, “disqualified individuals” are generally officers, stockholders, or highly compensated individuals performing services for a corporation, and the term “excess parachute payments”

generally includes payments in the nature of compensation that are contingent on a change in the ownership or effective control of a corporation, to the extent that such payments (in present value) exceed three times the payee’s average annual taxable compensation from the corporation for the previous five years. Certain payments with respect to non-publicly traded corporations, payments for reasonable compensation for services rendered after a change of control transaction, and payments from qualified plans are generally not included in determining “excess parachute payments.”
INDEPENDENT PUBLIC ACCOUNTANTS
     Upon the recommendation of the Audit Committee, the Board has approved the selection of Porter Keadle Moore, LLP (“PKM”) as our independent public accountants for its fiscal year ending December 31, 2007. The Board has determined to not submit the selection of the Company’s independent public accountants for approval or ratification by the Company’s stockholders for the following reason. As discussed below, during the past year the Company and its subsidiary (GeoVax, Inc.) have experienced two changes of auditors. The Board therefore believes that, especially for this year, continuity in its independent public accountants is important, and based on the meetings and discussions between the Audit Committee and PKM, the Board has determined that no change in the Company’s independent public accountants should be considered at the present time.
     Tanner LC, who had been engaged by us as the independent public accountants to audit our financial statements (for Dauphin Technology Inc.) through 2004, was dismissed effective May 5, 2006 and we engaged PKM as our new independent public accountants to audit our 2005 financial statements (for Dauphin Technology, Inc.). Upon our merger with GeoVax, Inc. in September 2006, Tripp, Chafin & Causey, LLC, who had been engaged as the independent public accountants to audit the financial statements of GeoVax, Inc. through 2005, was dismissed and we engaged PKM as the independent public accountants to audit the Company’s 2006 financial statements. Due to the accounting treatment accorded to our merger with GeoVax, Inc., our historical financials (for Dauphin Technology, Inc.) have been replaced with those of GeoVax, Inc.; therefore the report of Tanner LC no longer appears in our Annual Report on Form 10-K for any period previously audited by them.
     Representatives of PKM will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Audit Fees
     The aggregate fees and expenses billed by PKM for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2006 and 2005 and the reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years amounted to $43,922 and $67,169, respectively.
All Other Fees
     The Company did not have any fees billed by PKM for products and services other than those described above under “Audit Fees” for the fiscal years ended December 31, 2006 and 2005.
Audit Committee Pre-Approval Policies and Procedures
     The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors (the “Policy”) prior to the engagement of the independent auditors with respect to such services.
     Under the Policy, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed. In each case, the Audit Committee considers whether the provision of such services would impair the independent auditor’s independence. Prior to December 7, 2006, we did not have a standing Audit Committee, therefore the fees incurred for audit services and audit-related services prior to that date were not pre-approved by the Audit Committee. All audit services and provided by PKM for 2006 (and occurring after the formation of the Audit Committee) were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Board of Directors is providing this report to enable stockholders to understand how it monitors and oversees the Company’s financial reporting process. The Audit Committee consists of two directors, both of whom are independent within the meaning of The NASDAQ Stock Market rules and operates pursuant to an Audit Committee Charter that is reviewed annually by the Audit Committee and updated as appropriate.
     This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2006 with management and the Company’s independent public accountants; (ii) discussed with the Company’s independent public accountants the matters required to be reviewed pursuant to the Statement on Auditing Standards No. 61 (Communications with Audit Committees); (iii) reviewed the written disclosures and letter from the Company’s independent public accountants as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with the Company’s independent public accountants their independence from the Company.
     The Audit Committee of the Board of Directors has considered whether the provision of non-audit professional services rendered by Porter Keadle Moore LLP, as discussed above and disclosed elsewhere in this information statement, is compatible with maintaining their independence.
     Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
Respectfully submitted,
AUDIT COMMITTEE
John N. Spencer, Jr., Chairman
Robert T. McNally
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Procedures for Approval of Related Person Transactions
     It is the responsibility of our Audit Committee to review all transactions or arrangements between our company and any of our directors, officers, principal shareholders or any of their respective affiliates, associates or related parties.
Transactions with Emory University
     In connection with our merger with GeoVax, Inc. in September 2006, Emory University became a significant stockholder of the Company, and we assumed the rights to a license agreement with Emory University (the “Emory License”), for certain of our technologies. The Emory License, among other contractual obligations, requires payments based on milestone achievements, royalties on sales by the Company or on payments to the Company by our sublicensees, and payment of maintenance fees in the event certain milestones are not met within the time periods specified in the contract. Additionally, prior patent costs are payable to Emory University, one half of which is due when capital raised subsequent to the date of the Emory License is equal to $5 million and the remainder is due when cumulative capital raised equals $12.5 million. GeoVax, Inc. reached the first threshold of $5 million and fulfilled the first half of this payment obligation to Emory University prior to our merger. We may terminate the Emory License on three months’ written notice. In any event, the Emory License expires on the date of the latest expiration date of the underlying patents.
     We are obligated to reimburse Emory University for certain ongoing costs in connection with the filing, prosecution and maintenance of patent applications subject to the Emory License. Such reimbursements to Emory amounted to $98,842 for the year ended December 31, 2006, inclusive of amounts paid by GeoVax, Inc. prior to our merger.
OTHER MATTERS
Shareholder Proposals
     Any proposal which a stockholder intends to present in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) at our next Annual Meeting of Stockholders to be held in 2008 must be received by us on or before January 10, 2008. Notice of stockholder proposals submitted outside of Rule 14a-8 of the Exchange Act will be considered untimely if received by us after January 10, 2008. Only proper proposals under Rule 14a-8 of the Exchange Act which are timely received will be included in the proxy statement and proxy in 2008. We reserve the right to vote against, reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.
     Notice of intention to present a proposal at the 2008 annual meeting should be addressed to Corporate Secretary, GeoVax Labs, Inc., 1256 Briarcliff Road, Emtech Bio Suite 500, Atlanta, Georgia 20206.
Availability of Annual Report
     Accompanying this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission, except for the exhibits thereto. Shareholders who would like additional copies of our Form 10-K should direct their requests in writing to: GeoVax Labs, Inc., 1256 Briarcliff Road, Atlanta, Georgia 30306, Attention: Mark Reynolds.
Delivery of Documents to Stockholders Sharing an Address
     We will only deliver one Proxy Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered upon oral or written request to:
GeoVax Labs, Inc.
Attn: Mark Reynolds
1256 Briarcliff Road
Emtech Bio Suite 500
Atlanta, Georgia 30306
Telephone No.: 404-727-0971

By Order of the Board of Directors

/s/ Mark W. Reynolds

Mark W. Reynolds
Corporate Secretary

PROXY
GEOVAX LABS, INC.
This proxy is solicited on behalf of the Board of Directors
for the Annual Meeting on June 13, 2007
          This proxy will be voted as specified by the stockholder. If no specification is made, all shares will be voted “FOR” the approval of the two proposals set forth in the proxy statement.
          The stockholder represented herein appoints Donald G. Hildebrand and Andrew Kandalepas, and each of them, proxies with the power of substitution to vote all shares of Common Stock entitled to be voted by said stockholder at the Annual Meeting of Stockholders of GeoVax Labs, Inc. to be held at the J. Fonda Conference Center, located at 1256 Briarcliff Road, Atlanta, Georgia, on June 13, 2007 at 10:00 A.M. (Eastern Time), and in any adjournment or postponement thereof as specified in this proxy.
PROPOSAL #1-ELECTION OF DIRECTORS

Donald G. Hildebrand	FOR ☐	AGAINST ☐	ABSTAIN ☐

Andrew J. Kandalepas	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dean G. Kollintzas	FOR ☐	AGAINST ☐	ABSTAIN ☐

Robert T. McNally	FOR ☐	AGAINST ☐	ABSTAIN ☐

John N. Spencer, Jr.	FOR ☐	AGAINST ☐	ABSTAIN ☐
PROPOSAL #2-AMENDMENT OF THE GEOVAX LABS, INC. 2006 EQUITY INCENTIVE PLAN

FOR ☐	AGAINST ☐	ABSTAIN ☐
Please mark, date and sign your proxy card and mail it in the enclosed envelope as soon as possible.
In their discretion, proxies are entitled to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

By:	Date

By:	Date
Note: Please mark, date and sign this proxy card and return it in the enclosed envelope. Please sign with full corporate name by a duly authorized officer and affix corporate seal.